UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 30, 2012

ACXIOM CORPORATION (Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)
0-13163	71-0581897
(Commission File Number)	(IRS Employer Identification No.)

601 E. Third St., Little Rock, Arkansas	72201
(Address of Principal Executive Offices)	(Zip Code)

501-342-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2012, Nada Stirratt accepted an offer from Acxiom Corporation (the “Company”) to join the Company as its Chief Revenue Officer and Executive Vice President.  Ms. Stirratt, age 46, is former chief revenue officer for MySpace and former executive vice president of digital advertising at MTV Networks.  Prior to that, she was senior vice president and general manager of advertising sales at Advertising.com and held senior positions with AOL, Moviefone, Hearst Publications and Conde Nast.

Ms. Stirratt’s annual base salary will be $500,000, with an annual bonus opportunity of up to $1,000,000, based upon the attainment of Company financial objectives and subject to approval by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).  For the fiscal year beginning April 1, 2012, Ms. Stirratt will also be eligible for an overachievement bonus of $100,000 for each 1% of qualifying revenue attained above annual targets to be established by the Compensation Committee.

As an inducement to join the Company, Ms. Stirratt will receive 200,000 stock options and 120,000 performance share units.  The stock options will vest over four years, with 25% becoming vested on each of the first four anniversaries of the grant date.  The exercise price of the stock options will be the fair market value of the stock on the date of grant.  The performance share units will vest on July 26, 2014, contingent upon the Company’s attainment of certain share price targets as established by the Compensation Committee.  Both the stock options and the performance share units will be granted on the second business day following Mr. Stirratt’s first day of employment, currently expected to be February 13, 2012.

In addition, Ms. Stirratt will receive a cash signing bonus of $100,000 less applicable taxes and withholdings, and 10,000 restricted stock units.  The restricted stock units will vest over four years, with 25% becoming vested on each of the first four anniversaries of the grant date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   February 3, 2012

ACXIOM CORPORATION

By: /s/ Jerry C. Jones
Name:           Jerry C. Jones
Title:           Chief Legal Officer & Sr. Vice President